Exhibit 99.7

Abstract 1287

Incidence and Treatment of Myelodysplastic Syndrome in the US: Treatment Approaches, Optimization of Care and the Need for Additional Therapeutic Agents

Erin P. Demakos, RN(1); Lewis R. Silverman, MD(1); Moira E. Lawrence, PhD(2); Thomas J. McKearn, MD(2); Scott Megaffin(2); Rita Percy(2); Michael E. Petrone, MD, MPH(2)

(1) Division of Hematology/Oncology, Icahn School of Medicine at Mount Sinai, New York, NY

(2)Onconova Therapeutics, Inc.

Background: The incidence of myelodysplastic syndromes (MDS) - a heterogeneous group of malignant myeloid stem cell disorders - increases with age and commonly affects older people. The prevalence of MDS in the US has been constantly rising as a result of increasing longevity of the overall population. Analyses of healthcare claims data using associated medical claims information (ICD-9-CM diagnosis codes) are a common way to estimate the number patients (pts) receiving care in specific disease states. We examined the total of unique US claims for MDS submitted over a 3-year period and also analyzed the claims according to type of treatment.

Methods: We conducted a retrospective cohort study of patients (pts) with an MDS-associated medical claim (ICD-9-CM diagnosis code 238.7x) in the observation (OB) period (calendar years 2009-2011). In each year of the OB period, pts were classified according to type of treatment: watch and wait (ie, receiving no drug therapy) or interventional treatment [ie, supportive care treatment with erythropoietin stimulating agents (ESA) or growth factors (GF) and active drug treatment (ie, the hypomethylating agents (HMA) azacitidine (AZA) and decitabine (DEC) and the immunomodulating agent lenalidomide (REV)]. A subgroup of newly diagnosed MDS pts was also identified in Years 2 and 3, but this group was not included in Year 1 of the OB period (calendar year 2009); this group of new-to-treatment patients had a claim for MDS in Years 2 and 3 of the OB period. MDS incidence rates were then determined within Years 2 and 3 of the OB period for this group. The total number of physicians treating pts coded for MDS was also collected.

Results: We identified more than 100,000 unique pts with an MDS-associated claim in each of the 3 years of the OB period. Our calculated incidence of newly treated MDS pts (34,000) in Years 2 and 3 is consistent with recently reported estimates (Cogle et al, Blood 2011; Goldberg et al, J Clin Oncol 2010) but higher than the SEER database. Over the 3-year OB period, the number of diagnosed and treated MDS pts grew year on year and grew at a slower rate than that of the US population. Watch-and-wait is the mainstay treatment for 47% of MDS pts. We found that 6000 pts per month are treated with an HMA by 2100 physicians, or 2.8 pts per physician and 14,000 pts receive therapy for MDS comprised of ESA, GF, AZA, DEC or REV per year. AZA and DEC were the predominant HMA treatments prescribed for higher-risk MDS. Approximately 30% of HMA-treated reached the target number of 6 cycles. HMA therapies were used in 13.1% of pts. A larger percentage of the AZA- and DEC-treated pts (69.1%) stopped therapy before reaching the target number of doses, with approximately 32% of pts who initiated therapy dropping out after the first cycle.

Conclusions: The total number of pts coded for MDS-associated ICD-9 billing in the US each year is substantial. The estimated incidence of 34,000 patients per year with MDS in the US in 2010 and 2011 is similar to results found in other epidemiological databases. The majority of pts are not treated with the optimal number of cycles with an HMA. The average physician treats only a limited number of pts with MDS, which may influence treatment decisions. These data suggest a need for further educational efforts to optimize care with additional insight into past population-based estimates of diagnosis and treatment (Cogle et al, Blood 2011; Goldberg et al, J Clin Oncol 2010). The data showing early discontinuation or failure of HMA therapy accentuates the poor prognosis of patients post-HMA, who have a predicted median survival of 4-6 months (Prebet et al, J Clin Oncol 2011). These data may serve to better inform the medical community of the unmet need of pts who are not successfully treated with first-line MDS therapies, underscoring the need for optimization of care and the need for additional agents beyond those currently available.

HMA Cycle and Administration Metrics per Line of Therapy

		Moving Annual Total
Treatment	Metric	2010		2011		2012
Dacogen	Median number of cycles 4-day admin schedule 5-day admin schedule	3.00 14.7 64.0	% %	4.00 11.4 67.6	% %	3.00 12.6 66.2	% %
Vidaza	Median number of cycles 5-day admin schedule 7+ day admin schedule	4.00 47 20	% %	4.00 49 20	% %	4.00 46 20	% %